Exhibit 99.4
Benefit Guarantee
During these negotiations, the Union raised concerns about the security of pensions, retiree medical, and certain other benefits described below for United Steelworkers of America (USWA) represented former GM employees who are now employed by Delphi Automotive Systems Corporation (“Delphi”).
In order to address these concerns, GM guarantees the provision of the benefits listed below, to the extent described herein, to those USWA-represented Delphi employees who had unbroken seniority and were employed by GM under the terms of the 1996 GM-USWA National Agreement as of the spin-off of Delphi from GM on May 28, 1999 (the “Covered Employees”). (However, such guarantees do not apply to those Delphi USWA employees employed under competitive hire agreements unless such employees are at parity for wages and benefits as of May 28, 1999.)
a. In the event that Delphi or its successor company(ies) has ceased doing business on or before June 1, 2004:
1.	Covered Employees at Delphi who are laid-off will be entitled to layoff benefits available to laid-off GM hourly employees under the GM hourly National Agreement and Supplemental Agreements. Further, any such benefits provided by GM shall be secondary to benefits provided by Delphi, any of its subsidiaries or affiliates, or any of their successor company(ies).
b. In the event that Delphi or its successor company(ies) has ceased doing business, terminated its pension plan covering the Covered Employees and all other union-represented hourly-rate employees in the United States, or ceases to provide on-going credited service for the Covered Employees and all other union-represented hourly-rate employees in the United States under such pension plan due to Financial Distress, on or before October 18, 2007:
1.	GM will provide up to 7 years of credited service at the level and scope in effect at Delphi at such time to Covered Employees working at Delphi. Further, any such benefits provided by GM shall be secondary to benefits provided by Delphi, any of its subsidiaries or affiliates or any of their successor company(ies), or the PBGC. However, In no event shall GM provide pension benefits on such credited service at a level and scope that exceeds that being provided to hourly retirees of GM.
c. In the event that Delphi or its successor company(ies) on or before October 18, 2007 (x) due to Financial Distress fails or refuses to provide post-retirement medical benefits to eligible Covered Employees and all other union-represented hourly-rate employees in the United States retired from Delphi, or (y) due to Financial Distress reduces the level of post-retirement medical benefits for eligible Covered Employees and all other union-represented hourly-rate employees in the United States retired from Delphi below the level of benefits which, at that time, GM is providing to its hourly retirees:

1.	GM shall guarantee such retired Covered Employees post-retirement medical benefits at the level and scope in effect for hourly GM retirees at the time of the event described in c.(x) or c.(y). Further, any such coverage provided by GM shall be secondary to coverages, if any, provided by Delphi, any of its subsidiaries or affiliates, or any of their successor company(ies).

2.	For purposes of this agreement, the term “post-retirement medical benefits” shall include hospital, surgical and medical benefits, Medicare Part B benefits, prescription drug benefits, dental, vision, and hearing benefits, and any other similar benefit for retirees which is now provided, by GM to its hourly retirees.
d. In the event that Delphi or its successor company(ies) on or before October 18, 2007 (x) due to Financial Distress fells or refuses to provide post-retirement life insurance benefits to eligible Covered Employees and all other union-represented hourly-rate employees in the United States retired from Delphi, or (y) due to Financial Distress reduces the level of post-retirement life insurance benefits for eligible Covered Employees and all other union-represented hourly-rate employees in the United States retired from Delphi below the level of benefits which, at that time, GM is providing to its hourly retirees:
1.	GM shall guarantee such retired Covered Employees the level of post-retirement life insurance coverage equal to the amount in effect for hourly GM retirees at the time of the event described in clause d.(X) or d.(y). Further, such life insurance shall be subject to reduction in accordance with provisions of the plan covering hourly GM retirees in effect at such time. In addition, any such coverage provided by GM shall be secondary to coverage provided by Delphi, any of its subsidiaries or affiliates, or any of their successor companies.
e. In the event that Covered Employees and all other union-represented hourly-rate employees in the United States on or before October 18, 2007 receive pension benefits at a level below that called for in any applicable Delphi/USWA agreement or pension plan due to Financial Distress:
1.	GM shall provide supplemental payments to such retired Covered Employees which, when combined with any pension benefits received (x) from a pension plan sponsored by Delphi, any of its subsidiaries or affiliates or any of their successor company(ies), (y) from the PBGC, and/or (z) from a pension plan sponsored by GM, result in the retired Covered Employees receiving pension benefits equal to those called for in the Delphi/USWA agreement applicable at such time.

General Provisions
GM’s obligations as described in this letter will continue in effect with respect to each of the benefits described above, regardless of the expiration of any collective bargaining agreement for as long as GM is providing the corresponding benefit to its hourly employees or retirees. This agreement may be modified only by mutual agreement of the parties.
GM’s obligations to provide a particular benefit under this letter shall not apply to the extent that Delphi provides a lower scope or level of such benefits to Covered Employees than that provided to hourly active or retired non-Covered Employees. In addition, in no event shall GM be required to provide benefits to Covered Employees at a level and scope that exceeds that being provided to hourly retirees of GM.
As used herein, the term “Financial Distress” means a risk affecting Delphi’s continuing financial viability. The USWA cited companies it is aware of that another union representing GM employees has a bargaining relationship with, as examples of the type of situation they are concerned about when referencing Financial Distress. The parties also discussed a significant drop in the credit rating, reorganization in bankruptcy, and a qualified opinion by Delphi’s auditors regarding Delphi’s prospects as an on-going concern and agreed that these types of circumstances are nonexclusive examples of conditions associated with Financial Distress.
In the event that the Financial Distress is eliminated, and Delphi restores the benefits at issue to the level and scope in effect immediately before the reduction that triggered the guarantee, GM shall be relieved of its obligation for so long as Delphi continues to provide the restored level and scope of benefits.
GM’s obligations as described in this letter will not be triggered by a short-term failure(i.s., less than 60 days) by Delphi to maintain the benefits and/or coverages described above, provided that Delphi is taking reasonable steps to cure such failure during such time.

3